Exhibit 99.2

Letter from the Chairman of the Board of Directors

Dear investors:

It is with great pleasure to present annual report of WONHE Multimedia Commerce Ltd (hereinafter referred to as “Company”) for the financial year ended 31 December 2016 (FY16) and the Company’s strategic plan for the years ahead.

In FY16, the Company continued to position itself to capitalize on the expansion on the range of the WONHE router products and this strategy generated new opportunities and has provided growth in the Company’s business.

Significant growth in financial performance

Being the second year of its successful listing on ASX in FY15, FY16 has been another year of significant growth, achieving a total consolidated revenue and consolidated net profit after income tax of AU$66,165 million and AU$13,598 million respectively, which represent an increase of 199.19% (in revenue) and 227.45% (in net profit after income tax) against the 2015’s financial results.

●	The Company’s year on year growth in earnings per share was 203.87% in FY16.
●	Year-on-year growth of net profit rate of assets was 64.43% in FY16.
●	Year-on-year growth of return on equity in FY16 was 85.20%;
●	Year-on-year growth of turnover rate of shareholders' equity was 112.08% in FY16.

Significant growth in sale and distribution in WONHE router products

The Company’s outstanding 2016 financial performance was principally driven by the significant increase in the sale and distribution of WONHE’s new commercial and home router products, which were released to the market in FY15, by Shenzhen WONHE Technology Co., Ltd (a Chinese Company) (“Shenzhen WONHE”), and the continuously solid performance of the WONHE Group’s home media center HMC-720 router products.

Being the first full 12 months after release to the market, we saw the annualized sale (in quantity) of the WONHE Group’s YLT-100S type home router and YLT-300S type commercial router products grow by 109.24% and 242.46% respectively, generating a total revenue of AU$3.672 million and AU$27,321 million respectively and which collectively represented 46.85% of the annual sales revenue of the products sold by WOHNE Group for FY16.

The WONHE Group’s well-performed home media center HMC-720, which remained the main contributor of the WONHE Group’s total sales revenue, achieved AU$34.016 million in sales revenue, which represented 51.41% of the annual sales revenue of the products sold by WONHE Group and which reflected a growth of 6.93% against the 2015’s sales revenue generated from the home media center HMC-720.

New products development

Throughout FY16, the Company continued its research and development activity with a view to improving existing, and expanding new, WONHE router products.

Following on its success in the development of marketable router products (namely YLT-100S type home routers and YLT-300S type commercial routers commercial router products), in October 2016, the Company released a new model home router (YLT-300J) to the consumer market. The YLT-300J home router uses dual system storage, multi-port switching, with easy management of the APP side of the control platform, in order to improve home data storage.

For the first 3 months following its release, the WONHE YLT-300J home router products already generated AU$1.156 million in sales revenue, which represented 1.75% of the annual sales revenue from sale of the products sold by WONHE Group.

Beijing Wireless Network Agreement Amendments

As announced by the Company in January 2016, Shenzhen WONHE entered into a “Beijing Wireless Network Coverage Project” Agreement with Guangdong Kesheng Enterprise Co., Ltd on January 12, 2016. The Agreement contemplated that the parties would work together to develop a wireless network in certain designated areas in Beijing. The commercial purpose of the network was to provide a vehicle for advertising and marketing with revenue generated to be shared between the parties. Under the agreement, Shenzhen WONHE committed to provide RMB392,990,000 to the project, including RMB226,010,000 in cash and RMB118,980,000 in commercial routers and other equipment.

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In December 2016, the Company had agreed with Guangdong Kesheng Enterprise Co. Ltd to vary the agreement as follows:

●	Shenzhen WONHE ceased to participate in the construction and operation of the wireless network, and its commitment to the development of the data system used for the network, while Shenzhen WONHE was released from its obligation to contribute capital in 2017 and 2018 (as contemplated by the original agreement), and will no longer be entitled to fixed amount payments and/or profits distributions.

●	Shenzhen WONHE will continue to supply 36,300 routers to Guangdong Kesheng at a unit price of RMB1,800 (AU$ 364.47) throughout the period ended December 2017.

●	As of November 2016, Shenzhen WONHE had contributed, by way of cash payments, the supply of equipment and engineering construction services, and the network from a pilot in the Tongzhou District of Beijing, a total contribution valued at RMB175,755,641 (approx. AU$34.4 million) to the wireless network product under the agreement. Under the variation, the parties had agreed that Shenzhen WONHE’s total contribution of RMB175,755,641 will be repaid to Shenzhen WONHE by Guangdong Kesheng, together with interests accruing at interest rate of 4.75% per annum from 1 December 2016, in three annual instalments with the first installment due on 31 December 2017.

The variation to the agreement was driven by a strategic direction of the Company to concentrate its efforts upon further development of its core business of supplying WONHE routers. The WONHE router’s strong sales performance and good financial results in FY16 confirmed the value of the Company’s core business of supplying routers and we are seeing the opportunities to further expand WONHE routers supply business.

Insight to the Group’s strategy

Looking ahead, the Company will concentrate on building a sustainable routers supply business, as well as considering other strategic opportunities in the future. Within the context of this strategic framework there are specific areas of focus for the WONHE Group – that will help ensure sustainable growth for the future. These include:

●	Promotion, sale and distribution of Home Media Center equipment, Commercial Router and Domestic Router products in Chinese market;

●	Continuous research and development of new WONHE product range and improvement of existing product range;

●	Expansion of the distribution network of Home Media Center equipment, Commercial Router and Domestic Router products in other Provinces in China, such as Hainan Province, Fujian, Jiangsu, Zhejiang, Shandong, Hebei, Tianjin, Liaoning province.

We look forward to continuing along our success path together with you and thank you for your support.

Yours sincerely

Mr. Qing Tong

Chairman of the Board of Directors

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